EXHIBIT 4

MODIFICACIÓN AL ACUERDO DE ACTUACIÓN CONJUNTA	AMENDMENT TO THE JOINT PARTICIPATION AGREEMENT

SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.	SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A.

KOWA COMPANY LTD.

Santiago, 3 de Abril de 2008	Santiago, April 3, 2008

MODIFICACIÓN ACUERDO DE ACTUACIÓN CONJUNTA DE SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.	AMENDMENT JOINT PARTICIPATION AGREEMENT SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A

En Santiago, a 3 de Abril de 2008, entre (i) SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A., sociedad constituida de acuerdo con las leyes de la República de Chile, rol único tributario número 96.511.530-7, debidamente representada por don Jorge Araya Cabrera, ambos domiciliados para estos efectos en esta ciudad, El Trovador 4285 piso 11, comuna de Las Condes, que en lo sucesivo e indistintamente se denominará también “Calichera”; y (ii) KOWA COMPANY LTD., sociedad constituida de acuerdo con las leyes de Japón, rol único tributario número 59.046.730-8, debidamente representada por don Koji Yoshimoto, ambos domiciliados para estos efectos en esta ciudad, Augusto Leguía Sur 160, Of. 82, comuna de Las Condes, que en lo sucesivo e indistintamente se denominará también “Kowa”; ambas en lo sucesivo, así como sus respectivos sucesores o cesionarios autorizados, así como las demás personas que adhirieren al presente contrato en conformidad con el mismo, se denominarán colectivamente las “Partes” y cualquiera de ellas una “Parte”; se conviene lo siguiente:

In Santiago, on April 3, 2008, by and among (i) SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A., a corporation organized and existing under the laws of Chile, taxpayer identification number 96,511,530-7, duly represented by Mr. Jorge Araya Cabrera, both domiciled for this purpose at, El Trovador 4285, 11th floor, county of Las Condes, also referred to in this document as “Calichera”; and (ii) KOWA COMPANY LTD., a company organized and existing under the laws of Japan, Chilean taxpayer identification number 59,046,730-8, duly represented by Mr. Koji Yoshimoto, both domiciled for this purposes at Augusto Legula Sur 160, Of. 82, county of Las Condes, also referred in this document as “Kowa”; both herein, and their respective successors and permitted assignees, as well as other persons that may adhere to this agreement in accordance with its terms, collectively referred to as “Parties” and each one of them a “Party”, have agreed the following:

Cláusula 1. Antecedentes.	Clause 1. Recitals.

1.01. Mediante instrumento privado de fecha 21 de Diciembre de 2006, las Partes celebraron un acuerdo de actuación conjunta relativo a su participación en Sociedad Química y Minera de Chile S.A. (“SQM”), en términos que son conocidos de ellas, que en lo sucesivo se denominará el “Acuerdo”.

1.01. By means of a private deed executed as of December 21, 2006, the Parties entered into a certain joint participation agreement, regarding their shares in Sociedad Quimíca y Minera de Chile S.A. (“SOM”), in terms that are known for them, hereinafter the “Agreement”.

Para los efectos a que haya Lugar, los términos con mayúsculas en el presente instrumento tendrán el significado que se les otorga en el Acuerdo, salvo que en este instrumento se estipule expresamente algo distinto.
For all purposes that may take place, capitalized terms herein shall have the meaning given to such terms in the Agreement, unless otherwise is expressly stated herein.

1.02. Mediante oficios N° 04539 y N° 04540, ambos de fecha 27 de abril de 2007, dirigidos a Sociedad de Inversiones Pampa Calichera S.A. y a Kowa Company Ltd., respectivamente, la Superintendecia de Valores y Seguros (“SVS”) ordenó a las Partes dejar sin efecto el tercer párrafo de la cláusula 2.03 del Acuerdo, por las razones expresadas en los mismos, las cuales son conocidas de las Partes.

1.02. By means of official letters No. 04539 and No. 04540, both issued on April 27, 2007, addressed to Sociedad de Inversiones Pampa Calichera S.A. and Kowa Company Ltd., respectively, the Superintendecia de Valores y Seguros (“SVS”) instructed the Parties to cancel the third paragraph of section 2.03 of the Agreement, for the reasons expressed therein, which are known by the Parties.

Mediante presentación de fecha 9 de Mayo de 2007, las Partes manifestaron a la SVS que acordaron dejar sin efecto el tercer párrafo de la cláusula 2.03 del Acuerdo, con motivo de lo cual, en el caso de no existir acuerdo entre ellas respecto de la forma de votar en una junta de accionistas de SQM, no estarían obligadas a votar de la manera que acuerde la mayoría absoluta de las Partes, de la forma que se estipulaba en el mencionado párrafo, obligación que no resulta ya exigible.

By means of filing dated as of May 9, 2007, the Parties informed the SVS of their understanding in order to cancel the third paragraph of section 2.03 of the Agreement, and, therefore, in case they cannot reach an understanding in how to vote in a Shareholders’ Meeting of SQM, they will not be obligated to vote in the manner agreed by the majority of the Parties, as was set forth in the aforementioned paragraph, obligation that is no longer in force and effect.

Asimismo, en la referida presentación las Partes manifestaron que se encontraban en negociaciones a fin de acordar una nueva cláusula que sustituya las estipulaciones originalmente pactadas para el caso que ellas no lograran a un acuerdo en la forma de votar en una junta de accionistas de SQM.

Likewise, in the aforementioned filing, the Parties informed that they were engaged in negotiations with the purpose of agreeing in a new provision for the Agreement, in replace of the initially agreed for the case where they do not reach an understanding in how to vote in the shareholders’ meetings of SQM.

Cláusula 2. Modificación al Acuerdo.	Clause 2. Amendment of the Agreement

2.01. Por el presente instrumento, las Partes vienen en modificar el Acuerdo, sustituyendo la cláusula 2.03 del mismo por la siguiente:	2.01. The Parties hereby agree to amend the Agreement in order to replace section 2.03 by the following:

“2.03 Para los efectos de lo indicado precedentemente, cada vez que el directorio de la Sociedad convoque a una junta general de accionistas, las Partes discutirán y decidirán una postura y voto común en dichas juntas de accionistas.

“2.03 In order to achieve the above objectives, each time the board of directors of the Company calls a shareholders meeting, the Parties will discuss and decide on a common position and vote on the shareholders meeting.

Tratándose de votaciones para la elección de directores de SQM, y salvo acuerdo distinto para cada elección, cada Parte votará independientemente, tantas acciones como sean necesarias para elegir por si soda cada una de ellas el mayor número de directores de la Sociedad.  Las Partes también acuerdan que ocuparán los votos remanentes que les pudieren corresponder, para intentar elegir en conjunto un nuevo director de la Sociedad que les permita asegurar la mayoría de votos en las sesiones de Directorio de SQM y que resultará ser quien, formando parte de una lista de tres personas propuests por Kowa, sea determinado por Calichera.  Si no hubiere ninguna persona de las propuestas por Kowa en la primera lista que sean determinadas por Calichera, Kowa presentará otra lista y así sucesivamente.”

Regarding the election of members of the board of SQM, and except a different agreement is adopted, each Party shall vote its shares independently as necessary to elect each one of them the maximum number of board members of the Company.  Once the latter has occurred, the Parties shall use any remaining votes to attempt to jointly elect an additional board member, which would permit them to secure the majority of the votes in the board of directors meetings of SQM and which shall be such person chosen by Calichera among a list of three persons submitted by Kowa.  If Calichera does not choose a person among those included in the list submitted by Kowa, Kowa shall submit a new list and so on.”

2.02. Por el presente instrumento, las Partes vienen en modificar el Acuerdo, sustituyendo la cláusula 5.01 del mismo por la siguiente:	2.02. The Parties hereby agree to amend the Agreement in order to replace section 5.01 by the following:

“5.01 El presente acuerdo de actuación conjunta comenzará a regir con esta fecha y tendrá una duración indefinida.  No obstante lo anterior, una vez cumplido el quinto aniversario de la vigencia del presente contrato, cualquiera de las Partes podrá ponerle término en cualquier momento, respecto únicamente de ella, comunicando su voluntad en tal sentido a las demás Partes, con una anticipación mínima de 30 días a la fecha de término.  Dicha terminación tendrá efecto únicamente respecto de la Parte que la ejerce o notifica a las demás, subsistiendo el presente acuerdo de actuación conjunta respecto de las demás Partes, sin perjuicio del derecho de ellas de terminarlo a su respecto de la manera indicada en esta cláusula.”

“5.01 This joint participation agreement shall become effective as of the date hereof and shall continue in effect indefinitely.  Nevertheless, after the fifth anniversary of this agreement, each Party may terminate it at any moment, only regarding itself communicating its intention to the other Parties at least 30 days prior to the date of termination.  Such termination will be effective only in regard to the Party performing it and giving notice, subsisting this agreement among the rest of the Parties, notwithstanding their right to terminate it as it is stated in this clause.”

2.03. En todo lo no modificado expresamente, permanecen inalteradas las demás estipulaciones del Acuerdo, las cuales resultan íntegramente aplicables a lo estipulado en este instrumento.	2.03. Except as expressly and specifically set forth herein, the Agreement shall remain in full force and effect and shall remain enforceable in accordance with the terms thereof.

Cláusula 3. Materias varias.	Clause 3. Miscellaneous.

3.01. Legislación. La presente modificación se regirá e interpretará en todo por las leyes de la República de Chile.	3.02. Governing Law. This amendment will be governed and construed in accordance with the laws of the Republic of Chile.

3.02. Domicilio.  Para todos los efectos legales, las Partes fijan domicilio especial en la ciudad y comuna Santiago, prorrogando la competencia a los tribunales ordinarios de justicia con asiento en la comuna de Santiago, en todas aquellas materias que no sean de competencia arbitral.

3.04. Domicile.  For all legal purposes hereof, the parties set their domicile in the city and municipal district of Santiago and submit to the jurisdiction of its Courts for all matters which are not subject to the jurisdiction of the arbitrator.

3.03. Ejemplares. El presente instrumento se otorga en 3 ejemplares de un mismo tenor y fecha, quedando uno en poder de cada una de las partes.	3.05. Copies. This document is signed in 3 copies of the same text and date, and each Party shall keep one of them.

Sociedad de Inversiones Pampa Calichera S.A.

Kowa Company Ltd.